SIXTH AMENDMENT TO CREDIT AGREEMENT AND SECOND AMENDMENT TO SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT AND SECOND AMENDMENT TO SECURITY AGREEMENT, dated as of February 20, 2015 (this “Agreement”), is entered into among VOLT INFORMATION SCIENCES, INC., a New York corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer.

W I T N E S S E T H

WHEREAS, the Borrower, certain of its Subsidiaries, the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent entered into that certain Credit Agreement, dated as of February 28, 2008 (as amended and modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and the Administrative Agent entered into that certain Security Agreement, dated as of May 10, 2010 (as amended and modified from time to time, the “Security Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement and Security Agreement as set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  All capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned in the Credit Agreement.

2.           Reaffirmation of Existing Debt.  The Borrower acknowledges and confirms as of the date hereof (a) that the Borrower’s obligation to repay the outstanding principal amount of the Loans and reimburse the L/C Issuer for any drawing on a Letter of Credit is unconditional and not subject to any offsets, defenses or counterclaims, (b) that the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Credit Agreement and the other Loan Documents, and (c) by entering into this Agreement, the Lenders do not waive or release (except as specifically provided in this Agreement) any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable law or any of the obligations of the Borrower thereunder.

3.           Amendments to Credit Agreement.

(a)         The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Obligations, cash (which includes time deposits, certificates of deposit or the equivalent) or deposit account balances pursuant to the Security Agreement. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date of such Interest Period or if such day is not a Business Day, then on the immediately preceding Business Day as reported by Bloomberg (or such other commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Eurocurrency Base Rate” means,

(a)           (i) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii)           for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate per annum; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Maturity Date” means March 31, 2016.

(b)           The following definitions are hereby added to Section 1.01 of the Credit Agreement to read as follows:

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

(c)           A new Section 6.22 is hereby added to the Credit Agreement to read as follows:

6.22         OFAC.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(d)           Section 8.01 of the Credit Agreement is hereby amended to read as follows:

8.01         Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

(e)           Section 8.06(c) of the Credit Agreement is hereby amended to read as follows:

(c)           So long as no Default exists immediately prior and after giving effect thereto, the Borrower may make other Restricted Payments.

4.           Amendments to Security Agreement.

(a)           The following definition in Section 1 of the Security Agreement is hereby amended to read as follows:

“Collateral Account” means, collectively and individually, (a) that certain deposit account number 1499710376 maintained by the Pledgor at Bank of America, together with any substitutions therefor and replacements thereof, (b) the Euro time deposit(s), if any, identified on Schedule 1 (as such schedule may be updated from time to time by the Borrower) by currency, principal balance and security/trade number and any additions, substitutions, renewals, replacements or rollovers thereof regardless of the security/trade number(s) or other identifiers from time to time in effect and any general intangibles and choses in action arising therefrom or related thereto, (c) Pounds Sterling time deposit(s), if any,  identified on Schedule 1 (as such schedule may be updated from time to time by the Borrower) by currency, principal balance and security/trade number and any additions, substitutions, renewals, replacements or rollovers thereof regardless of the security/trade number(s) or other identifiers from time to time in effect and any general intangibles and choses in action arising therefrom or related thereto and (d) Canadian Dollar time deposit(s), if any,  identified on Schedule 1 (as such schedule may be updated from time to time by the Borrower) by currency, principal balance and security/trade number and any additions, substitutions, renewals, replacements or rollovers thereof regardless of the security/trade number(s) or other identifiers from time to time in effect and any general intangibles and choses in action arising therefrom or related thereto.

(b)           A new Schedule 1 is hereby added to the Security Agreement in the form of Schedule 1 attached hereto.

5.           Conditions Precedent. This Agreement shall be effective upon receipt by the Administrative Agent of (a) copies of this Agreement duly executed by the Borrower, the Lenders and the Administrative Agent, (b) executed control agreement(s) regarding the Euro time deposits, Pounds Sterling time deposits and Canadian Dollar time deposits in form and substance satisfactory to the Administrative Agent, (c) receipt by the Administrative Agent of satisfactory authorizing resolutions of the Borrower and an opinion of counsel for the Borrower; (d) receipt by the Administrative Agent, for the account of each Lender, an amendment fee equal to 0.10% of such Lender’s Revolving Commitment and (e) receipt by the Administrative Agent of all fees and expenses owed by the Borrower to the Administrative Agent, including without limitation, the fees and expenses of Moore & Van Allen PLLC

6.           Effect.  Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Credit Agreement and the Security Agreement are and shall remain in full force and effect, and the obligations of the Borrower hereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.  Any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement or the Security Agreement shall mean a reference to the Credit Agreement or Security Agreement, as applicable, as amended hereby.

7.            Representations and Warranties.  The Borrower represents and warrants to the Lenders that (i) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of this Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) no Default exists and (iii) as of the date hereof, the Borrower does not have any counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if the Borrower has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Agreement.

8.           FATCA Certification.  The Borrower hereby certifies to the Administrative Agent and the Lenders that the obligations of the Borrower set forth in the Credit Agreement, as modified by this Agreement, qualify as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).  From and after the date of this Amendment, the Borrower shall indemnify the Administrative Agent, and hold it harmless from, any and all losses, claims, damages, liabilities and related interest, penalties and expenses, including, without limitation, Taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Administrative Agent’s treating, for purposes of determining withholding Taxes imposed under FATCA, the Credit Agreement as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).  The Borrower’s obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations.

9.           Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.         Authorization; Enforceability.  The Borrower hereby represents and warrants as follows: (a) it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement; (b) this Agreement has been duly executed and delivered by such Person.  This Agreement constitutes a legal, valid and binding obligation, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (c) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Agreement other than (i) those that have already been obtained and are in full force and effect and (ii) those the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

11.          Incorporation of Agreement.  Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein.  The breach of any provision or representation under this Agreement shall constitute an immediate Event of Default under the Credit Agreement, and this Agreement shall constitute a Loan Document from and after the date hereof.

12.          Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.          Severability.  If any provision of any of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

14.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or pdf shall be effective as an original.

15.          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	VOLT INFORMATION SCIENCES, INC., a New York corporation

	By:	/s/ James Whitney
	Name:	James Whitney
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Christine Trotter
	Name:	Christine Trotter
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Jana L. Baker
	Name:	Jana L. Baker
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Philip Mousin
Name:	Philip Mousin
Title:	Credit Executive

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Aidan R. Spoto
Name:	Aidan R. Spoto
Title:	Vice President

VOLT INFORMATION SCIENCES, INC.
SIXTH AMENDMENT TO CREDIT AGREEMENT AND
SECOND AMENDMENT TO SECURITY AGREEMENT